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                                                                   Exhibit 10.25


                                  ATTACHMENT I
                         AMENDED AND RESTATED AGREEMENT

                                    Recitals

This amended and Restated Agreement is effective as of the 1ST day of January 2000, by and between Walter Kidde Portable Equipment, Inc., a Delaware corporation (successor by merger to Nighthawk Systems, Incorporated, a Colorado corporation), whose principal place of business at 1394 South Third Street, Mebane, North Carolina 27302 ("Kidde"), and SigmaTron International, Inc., a Delaware corporation, whose principal place of business is at 2201 Landmeier Road, Elk Grove Village, Illinois 60007 ("SigmaTron").

         WHEREAS, Kidde is a designer, manufacturer and seller of proprietary devices that detect indoor levels of carbon monoxide gas; and

         WHEREAS, SigmaTron is an independent contract manufacturer of electronic components, printed circuit board assemblies and turnkey electronic products; and

         WHEREAS, Kidde and SigmaTron are parties to an Amended and Restated Agreement effective as of November 15, 1996 (The "1996 Agreement"); and

         WHEREAS, Kidde and SigmaTron wish to amend and restate the 1996 Agreement in its entirety to provide the following terms and conditions of their business arrangement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, Kidde and SigmaTron agree to amend and restate the 1996 Agreement in its entirety as follows:

         1.       DEFINITION OF CO DETECTORS; TERM OF AGREEMENT;

         (a) This Amended and Restated Agreement provides for the manufacture and assembly by SigmaTron of the models of devices that detect indoor levels of carbon monoxide gas set forth on Exhibit A to this Agreement and all comparable or replacement models now and hereafter designed, manufactured or sold by Kidde (all such models and products shall be referred to collectively as "CO DETECTOR" and singly as a "CO DETECTOR"). A comparable or replacement model is defined as a CO detector that utilizes similar sensing technology, assembly equipment and tooling to manufacture as the models listed on EXHIBIT A. Kidde shall amend EXHIBIT A as comparable and replacement models are released and obsolete models discontinued.


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         (b)      This Agreement, shall have a term expiring January 1, 2002, or after the production of 3 million finished CO detectors, commencing on the effective date of the contract, whichever comes first; provided that this Agreement shall automatically renew for successive terms of one (1) year each, unless either party provides the other with written notice of its election not to renew, not less than 120 days prior to the expiration of the then current term. (The initial term and any renewal term(s) shall be collectively referred to as the "TERM".)

         2.       PURCHASE AND DELIVERY OF CO DETECTORS:

                  (a) Kidde Safety shall issue to SigmaTron a firm commitment monthly schedule ("FIRM ORDER PERIOD") no later than TWO week(S) prior to the start of the production month based on the Kidde Master Production Schedule (MPS). In addition to this firm monthly schedule, Kidde will provide SigmaTron with a monthly rolling three-month forecast ("FORECAST") to support SigmaTron's procurement of long lead-time material items. Upon SigmaTron's receipt and approval of MPS, SigmaTron agrees to manufacture and Deliver and Kidde shall be obligated to accept Delivery and pay the Price (as defined in Section 5) for the CO Detectors to be Delivered during the Firm Order Period. In turn SigmaTron agrees to load into their MRP system and pursue commitments on all parts, components and packaging as required to fulfill the Kidde requirements. Schedule adjustments will be submitted and discussed by Kidde and SigmaTron as product demand changes and materials issues arise. IF KIDDE DIRECTS SIGMATRON TO PUSH OUT THE PRODUCTION SCHEDULED DURING THE "FIRM ORDER PERIOD" FOR MORE THAN TWO (2) MONTHS, DUE TO REASONS NOT CAUSED BY SIGMATRON, KIDDE WILL REIMBURSE SIGMATRON AT THE RATE OF 1% PER MONTH OF THE MATERIAL COST OF THE RAW COMPONENTS IN STOCK FOR STOCK QUANTITIES EQUAL TO VOLUME OF THE DELAYED UNITS AND IN EXCESS OF AGREED SAFETY STOCK LEVELS.

                  (b) Delivery shall be deemed to occur upon the delivery by SigmaTron to Kidde's designated common carrier of finished CO Detectors packaged for sale to the ultimate user, F.O.B. SigmaTron's Del Rio, Texas warehouse. ("Delivery"). Kidde will provide shipping instructions to SigmaTron in advance. Except for Deliveries either made to satisfy Kidde's obligations described in the last sentence of Section 2(a) or otherwise directed by Kidde, SigmaTron will ship in full truck quantities only.

                  (c) All Kidde owned machinery and equipment, tooling, test chambers and fixtures to be utilized in SigmaTron's manufacture and assembly of CO Detectors (the "KIDDE EQUIPMENT") shall be delivered to Del Rio, Texas by Kidde at Kidde's expense. Where


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                           practicable, Kidde will conspicuously mark each item
                           of Kidde Equipment prior to delivery to SigmaTron with the following statement; "This equipment is owned by Kidde." SigmaTron agrees it shall not remove, modify or cover any such statement. Kidde shall be responsible to insure the Kidde Equipment against property damage in an amount not less than the replacement cost thereof, which insurance shall comply with the terms of the second and third sentences of Section 12 hereof. Said insurance shall cover the Kidde Equipment whether located in the United States or Mexico and whether located at the facilities of SigmaTron or a third party, such as an approved vendor. All non-recurring charges for tooling, testing and agency certification shall be paid for by Kidde.

         3.       EXCLUSIVITY:

                  (a) Subject to Sections 3(b), 3(c) and 17(k) below, Kidde shall purchase from SigmaTron all of Kidde's requirements for CO Detectors for resale in North America.

                  (b) If at any time during the Term, Kidde's anticipated demand for any month during the Firm Order Period or the Forecast Period is greater than 300,000 CO Detectors, or if Kidde's proposed aggregate purchases for the Firm Order Period and Forecast Period (taken together) is greater than 1,200,000 CO Detectors, Kidde may request that SigmaTron provide assurances that it has the capacity to meet Kidde's requirements. If SigmaTron's assurances to Kidde do not satisfy Kidde in Kidde's reasonable discretion that SigmaTron has the capacity to meet Kidde's requirements, Kidde may obtain a second supplier to provide to Kidde CO Detectors to meet the excess demand only for the period of such excess demand.

                  (c) Kidde's obligation to purchase CO Detectors from SigmaTron shall not apply to indoor carbon monoxide gas detectors manufactured by a third party that is owned or acquired by Kidde or Williams PLC during the Term. (d) SigmaTron will manufacture CO detector exclusively for Kidde.

         4.       STORAGE AND RISK OF LOSS:

                  SigmaTron shall store all CO Detectors in its Del Rio, Texas warehouse. The risk of loss for CO Detectors shall be the responsibility of SigmaTron until Delivery to Kidde's carrier has been completed. SigmaTron agrees to provide security for the CO Detectors stored in its Del Rio, Texas warehouse consistent with SigmaTron's past practices.


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         5.       PRICE; PAYMENT:

                  (a) Kidde agrees to pay Sigmaton for each CO Detector Delivered to Kidde hereunder a purchase price ("PRICE") determined in accordance with a separate agreement (the "Side Agreement") dated January 1, 2000; the terms of which have been agreed upon between the parties.

                  (b) Prices in the Side Agreement are quoted in U.S. dollars F.O.B. SigmaTron's warehouse Del Rio, Texas.

                  (c) Prices are quoted on the basis that any taxes arising under the federal, state or local laws of Mexico relating to SigmaTron's manufacture of CO Detectors in Mexico and any customs duties relating to the transfer of property from Mexico to the United States are the responsibility of SigmaTron and that all other property, sales, use or other taxes assessed on the manufacture, storage or sale of CO Detectors are the responsibility of Kidde; provided, however, that SigmaTron is responsible for taxes assessed on its manufacturing operation in Mexico. The party responsible for any such duties or taxes shall cause to be filed all returns and reports required in connection with such duties or taxes and shall indemnify and hold the other party harmless with respect to such duties or taxes, as the case may be.

                  (d) Payment shall be received by SigmaTron on or before 60 days after the date of SigmaTron's delivery of invoices with detailed cost support documentation to Kidde. SigmaTron shall issue invoices daily as CO Detectors are shipped to Kidde designated location. Kidde will not be required to pay invoices in 60 days if it has not received cost support documentation from SigmaTron within 30 days of invoice. KIDDE AGREES TO PAY A 1% PER MONTH PENALTY ON ALL INVOICES NOT PAID WITHIN 60 DAYS, ASSUMING THAT SIGMATRON HAS MET ALL INVOICE DOCUMENTATION REQUIREMENTS. THE 1% PENALTY SHALL NOT APPLY TO SPECIFIC INVOICE PAYMENT TERMS THAT MAY BE AGREED TO SEPARATELY BY KIDDE AND SIGMATRON.

         6.       CHANGE NOTICES; OBSOLETE INVENTORY;

                  (a) Kidde may request changes of the models or to specifications for CO Detectors by delivering to SigmaTron a change notice ("Change Notice") describing the changes and the proposed effective date of such changes. Any increase or decrease in the


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                           Bill of Material Cost of, or direct labor time
                           required for, implementation of the changes shall be reflected in the Price for the affected CO Detectors set in accordance with the formula set forth in the Side Agreement. Kidde shall issue any Change Notice that may be required as a result of a change in Exhibit A.

                  (b) Implementation of a Change Notice may create obsolete or surplus inventory of CO Detectors, components, materials or supplies, whether in stock (including Safety Stock, as defined in Section 10), subject to orders not cancelable by SigmaTron without penalty, or not otherwise useable by SigmaTron in the ordinary course of business (all such inventory of CO Detectors, components, materials or supplies shall be referred to as "Obsolete Inventory"). Kidde shall purchase from SigmaTron:

                           (i) all Obsolete Inventory to the extent that it would have been used by SigmaTron to fill orders to be Delivered for the current month and during the Firm Order Period beginning as of the first day of the month following the effective date of the Change Notice;

                           (ii) all Obsolete Inventory for orders beyond the Firm Order Period that were purchased by SigmaTron with Kidde's written approval and

                           (iii)    all Safety Stock that becomes Obsolete
                                    Inventory.

                  (c) Kidde shall purchase Obsolete Inventory from SigmaTron as follows:

                           (i)      Kidde shall pay SigmaTron the Price for:

                                    (a)      all finished CO Detectors scheduled
                                             to be Delivered for the current
                                             month and during the first two
                                             months of the Firm Order Period
                                             beginning as of the first day of
                                             the month following the effective
                                             date of the Change Notice; and

                                    (b)      all finished CO Detectors held as
                                             Safety Stock.

                           (ii) Kidde shall pay SigmaTron 108% of the current Bill of Material Cost for:

                                    (a)      a maximum of 110% of all finished
                                             CO Detectors scheduled to be
                                             Delivered during the third month of
                                             said Firm Order Period;


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                  (b)      all raw material CO Detector kits held as Safety
                           Stock; and

                  (c) all Obsolete Inventory for orders beyond the Firm Order Period purchased with Kidde's written approval.

                  (d) SigmaTron shall invoice Kidde for Obsolete Inventory within 15 days after notification to Kidde of its exposure or as soon thereafter as is practicable.

         7.       APPROVED VENDOR LIST:

                  (a) SigmaTron shall procure all components, materials and supplies necessary for the assembly and manufacture of CO Detectors from such third parties as have been approved in advance by Kidde as described in Kidde's approved vendor list ("AVL"). SigmaTron will not procure any components, materials or supplies for any model of CO Detector prior to receiving Kidde's final bill of material, include AVL, for that model. Kidde may change the AVL in its sole discretion and such changes shall be effective as directed by Kidde. SigmaTron and Kidde agree that any such changes that result in a change of model or specification shall be treated as a Change Notice in accordance with Section 6.

                  (b) SigmaTron shall not substitute any component, material or supply without Kidde's prior written consent, which consent may be withheld in the exercise of Kidde's sole discretion. Should SigmaTron become aware of opportunities for the realization of savings in component costs or direct labor costs, SigmaTron shall inform Kidde in writing. Kidde shall conduct such investigation as it may desire and shall decide, in the exercise of its sole discretion, whether or not to proceeded so as to take advantage of the suggestion. Any cost savings realized because of changes initially suggested to Kidde by SigmaTron shall be shared by Kidde and SigmaTron on a 50/50 basis for the first 12 months after the commencement of the costs savings realization. Thereafter, the benefit of all such cost savings shall be enjoyed by Kidde solely.

                  (c) Kidde may inspect SigmaTron's accounting and purchasing records related to SigmaTron's purchase of components, materials and supplies necessary for the assembly and manufacture of CO Detectors, during SigmaTron's regular business hours, at SigmaTron's Elk Grove Village offices, upon two (2) business days notice to SigmaTron. All such records are SigmaTron's Confidential Information subject to all provisions of
                           Section 11 of this Agreement.


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         8.       ACCEPTANCE, TESTING AND REJECTION:

                  (a) The basic acceptance criteria shall be conformance to the drawings, specifications and test criteria specified by Kidde.

                  (b) SigmaTron shall conduct all quality assurance, burn-in and tests required by Kidde for each CO Detector and conform each CO Detector to requirements of Underwriter's Laboratories ("UL") or other approval authority as specified by Kidde. All tests shall be conducted by SigmaTron at its plant that has been dedicated to the final assembly and testing of CO Detectors. SigmaTron further agrees that said plant and its warehouse in Del Rio, Texas should be available for inspection by Kidde and UL as desired. Such inspections shall be conducted only during regular business hours and subject to compliance with SigmaTron's reasonable security requirements.

                  (c) Kidde may reject lots of CO Detectors based on its reasonable quality control methods of testing individual units. In the event of such rejection, SigmaTron shall be responsible for the freight cost for shipping the rejected units back to SigmaTron and for the cost of retesting any lots so rejected.

                  (d) SigmaTron agrees that its Mexican manufacturing operations will at all times maintain its ISO 9002 certification.

         9.       WARRANTY:

                  (a) The parties acknowledge that Kidde is solely responsible for the design and specifications of CO Detectors. SigmaTron warrants to Kidde that each CO Detector has been subjected to and passed all tests defined in Section 8 (b), and will function in accordance with drawings, specifications and test criteria when delivered. SigmaTron further warrants to Kidde that each CO Detector will be free from defects in workmanship for a period of five years from the date of manufacture. SigmaTron will stamp a manufacture date code on each CO Detector in order to create a reference date for such purpose. SigmaTron does not warrant the functionality of the design or specifications of any CO Detectors and does not warrant any components, materials or supplies against defects unless the defects are readily discoverable upon inspection and Kidde required tests. These warranties shall not apply and SigmaTron is not responsible for defects in any CO Detector that has been subject to improper handling, misuse, accident, negligence, exposure to casualty or the elements, has been


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                           operated in excess of conditions specified for the CO
                           Detector or has been altered or repaired in an unauthorized manner. These warranties are not assignable by Kidde.

                  (b) The parties agree that Kidde shall be solely responsible for any warranty service of CO Detectors. To the extent that a CO Detector is returned to Kidde by its customer because it is defective and the defect resulted from a breach by SigmaTron of its warranty as set forth in Section 9 (a) above or SigmaTron's failure to use components, materials or supplies from the AVL, Kidde shall be credited with the full Price paid to SigmaTron for the defective CO Detector plus Kidde's reasonable out-of-pocket costs associated with the return and handling of the defective CO Detector not to exceed $3.00 per returned CO Detector. A CO Detector shall not be considered defective for purposes of this credit unless Kidde has returned it to SigmaTron for inspection and verification. No defective CO Detector so returned to SigmaTron shall be resold to Kidde as a new unit.

                  (c) Unless the claim is primarily attributable to SigmaTron within the meaning of the following sentence, Kidde shall indemnify and hold SigmaTron harmless from any losses, claims (including product liability claims) and costs, including court costs and attorney's fees, which arise from claims of third parties based upon the use, sale, design, specifications, or operation of CO Detectors supplied to Kidde. SigmaTron shall indemnify and hold harmless Kidde from any losses, claims, liabilities and costs, including court cost and attorney's fees, which arise from claims of third parties which are primarily attributable to SigmaTron, namely arising out of a breach by SigmaTron of its warranty as set forth in
                           Section 9(a) above or a failure by SigmaTron to use components, materials or supplies from the AVL. The foregoing indemnities shall be limited to $5,000,000 per claim. In the event a third party proceeds against both SigmaTron and Kidde in an action that may result in indemnification rights under either of the first two sentences of this Section 9(c), each of SigmaTron and Kidde shall defend itself in that action and cooperate in the defense to the fullest extent possible without adversely affecting its interests, and SigmaTron and Kidde agree not to assert cross-claims in the resulting arbitration, mediation or litigation. The preceding sentence shall not be construed as a waiver of the right to assert any claim against the other in a different action. If Kidde and SigmaTron cannot agree as to which indemnification applies, that question shall be resolved by arbitration pursuant to Section 17 (h).

                  (d) NOTWITHSTANDING SECTION 13(f) BELOW, KIDDE'S REMEDIES UNDER SECTION 9(b) FOR SIGMATRON'S


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                           BREACH OF WARRANTY ARE EXCLUSIVE OF ALL OTHER
                           WARRANTIES EXPRESS OR IMPLIED, AND SIGMATRON HEREBY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF ANY TYPE, INCLUDING WITHOUT LIMITATION THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE.

         10.      SAFETY STOCK;

                  (a) In recognition of the potential for unexpected fluctuations in Kidde's customer's demands for CO Detectors, when requested in writing by Kidde to do so, SigmaTron agrees to keep in its Del Rio, Texas, warehouse an inventory equal to 20,000 units of finished CO Detectors and 30,000 complete raw material CO Detector kits (collectively, "SAFETY STOCK"). Prior to Delivery, the Safety Stock shall be owned by SigmaTron. SigmaTron shall bear the risk of loss with respect to Safety Stock prior to Delivery. Kidde may request delivery of Safety Stock as follows:

                           (i) finished CO Detectors may be requested at any time with no lead time constraints. SigmaTron shall Deliver the requested CO Detectors within 48 hours after SigmaTron's receipt of Kidde's request;

                           (ii) finished CO Detectors assembled from the raw material kits shall be Delivered by SigmaTron to Kidde within 5 weeks of Kidde's request.

                  (b) Kidde shall pay SigmaTron the Price for CO Detectors Delivered from Safety Stock.

                  (c) Any depletion in required levels of Safety Stock shall be replenished by SigmaTron as soon as reasonably possible. Deliveries of CO Detectors from Safety Stock are in addition to Deliveries scheduled for any Firm Order Period.

         11.      CONFIDENTIALITY:

                  (a) During the course of their business relationship described in this Agreement, each party may disclose to the other party confidential and proprietary information, including without limitation financial information, (all of such information being referred to herein as "Confidential Information"), the unauthorized disclosure of which may adversely affect the competitive advantage of the disclosing party. Therefore, each of Kidde and SigmaTron hereby agrees that it shall maintain the Confidential Information of the other party in strictest confidence and use such Confidential Information only to


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                           fulfill its obligations to the other party under this
                           Agreement or as otherwise permitted under this Agreement and shall not disclose Confidential Information to any third party without the prior written consent of the owner; provided however, that either party may disclose Confidential Information of the other to lenders, accountants, counsel, and other third parties with a duty of confidentiality to the disclosing party, as long as such disclosing party take reasonable efforts to require such third parties to keep such information confidential. Upon the termination of this Agreement, each party shall return or destroy any Confidential Information received from the other party upon request.

                  (b)      Confidential Information does not include matters:

                           (i) which are or become generally known to the public;

                           (ii) independently developed by the recipient (provided that the recipient has not used the Confidential Information of the disclosing party);

                           (iii) independently developed by a third party without breach of a confidentiality obligation to the disclosing party; or

                           (iv) required to be disclosed pursuant to order of court or other governmental authority so long as the party being required to make the disclosure gives prompt notice thereof to the other party prior to such disclosure (if possible).

                  (c) Each party acknowledges that a breach or threatened breach of its obligations hereunder may cause irreparable damage to the other party not adequately compensated by monetary damages. Therefore, each party agrees that the non-breaching party shall have the right to obtain, without the necessity of bond, equitable remedies including without limitation specific performance and injunctive relief, upon application.

                  (d) SigmaTron's Confidential Information may constitute material non-public information which may be important to an investor in making a decision to purchase or sell securities in SigmaTron. Until such time as Confidential Information is made public, Kidde agrees not to utilize such information in purchasing or selling securities of SigmaTron and to use reasonable efforts not to disclose any portion of such information to a third party who might trade on the Confidential Information or disclose it to others.

                  (e) The provisions of this Section 11 shall survive the expiration or termination of the Term of this Agreement for five (5) years.


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         12.      INSURANCE:

                  Each party agrees that all times during the Term of this Agreement it shall carry property damage and general liability insurance (including without limitation product liability and business liability) coverage in an amount no less that $5,000,000 per occurrence and $5,000,000 overall. Each party shall name the other party as additional insured under such policy and shall deliver to the other party a Certificate of Insurance as proof of such coverage status within ten days of the effective date of this Agreement and within ten days of the renewal date of such insurance coverage. Each policy will also provide that no change or cancellation will be effective without 30 days written notice to such additional insured.

         13.      DEFAULT AND REMEDIES; TERMINATION:

                  (a)      Either party may declare the other party in default:

                           (i) if the defaulting party defaults in any payment to the non-defaulting party and such failure continues unremedied for a period of twenty (20) days after the date of receipt by the defaulting party of written notice specifying the default in reasonable detail; or

                           (ii) if the defaulting party defaults in its performance of any other term or condition of this Agreement, or of any MPS issued pursuant to this Agreement, and such default continues unremedied for a period of thirty
                                    (30) days after the date of receipt by the defaulting party of written notice specifying the default in reasonable detail; or

                           (iii) if the defaulting party files a petition in bankruptcy, has a petition in bankruptcy filed against it and such petition is not dismissed within 90 days, makes an assignment for the benefit of creditors, suffers foreclosure of all or substantially all of its assets or seeks the appointment of a receiver for all or substantially all of its assets.

                  (b) In the event of a default hereunder, the non-defaulting party may, by thirty (30) days prior written notice to the defaulting party, terminate this Agreement and all or any of the privileges, permissions and rights granted to the defaulting party hereunder or in connection herewith in whole or in part. The effective date of termination will be the date therefor stated in any termination notice given hereunder, which date will not be before the expiration of any applicable cure period provided for herein. Any


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                           such termination will not affect the liability of
                           either party for any breach arising prior to such termination.

                  (c) Upon the expiration of the Term or in the event of an unremedied event of default by Kidde (and the expiration of any cure periods), SigmaTron ,may exercise any one or more of the following remedies, in addition to any other remedies available to it hereunder:

                           (i) all inventory, components and materials (including the Safety Stock), either in stock, on order and not cancelable by SigmaTron without penalty, or not useable by SigmaTron in the ordinary course of its business, may be treated by SigmaTron as Obsolete Inventory under Section 6;

                           (ii) SigmaTron may terminate its obligations to manufacture and assemble CO Detectors exclusively for Kidde;

                           (iii) SigmaTron may sell to third parties any inventory, components or materials in SigmaTron's possession, including without limitation, finished CO Detectors produced on or before the date SigmaTron declares Kidde in default and Safety Stock (as finished goods or in the form then retained by SigmaTron), free of claim by Kidde and on any terms and conditions (including without limitation price) determined by SigmaTron; or

                           (iv)     SigmaTron shall be entitled to hold
                                    shipments of CO Detectors required to be Delivered to Kidde until SigmaTron receives full payment therefore.

                  (d) Upon expiration of the Term or in the event of an unremedied event of default by SigmaTron (and the expiration of any cure periods), SigmaTron will complete all work in process and then make available for removal by Kidde all Kidde equipment, all such Kidde Equipment to be in good condition and repair, ordinary wear and tear accepted and free of all liens and encumbrances created by or due to SigmaTron.

                  (e) Except as provided in Section 9 above, the remedies provided for in this Agreement are not exclusive and shall be in addition to any other remedies available to the non-defaulting party, at law or in equity.

         14.      ASSIGNMENTS; CHANGE OF CONTROL

                  (a) Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld in the sole discretion of such party.

                  (b) In the event that all or substantially all of Kidde's assets or a change in control of Kidde is to be effected by a merger, consolidation, reorganization, or a sale of capital stock of Kidde, Kidde shall give notice to SigmaTron of such pending event so that SigmaTron may attempt to enter into a requirements contract similar to this Agreement with the third party acquirer, to become effective upon the consummation of the sale. If SigmaTron is not able to execute a mutually acceptable agreement with the third party, the terms of this Agreement shall bind said third party, at SigmaTron's option, for a period of 12 months after consummation of the sale or the remainder of the term, whichever is the first to expire. SigmaTron will exercise its option, if at all, by giving written notice to Kidde not later than 30 days after the occurrence of a meeting among Kidde, SigmaTron and the third party commencing the negotiation of such an agreement. SigmaTron agrees to make its representative available for such meeting upon three days' prior written notice.

                  (c) In the event that all or substantially all of SigmaTron's assets or a change in control of SigmaTron is to be effected by a merger, consolidation, reorganization, or a sale of capital stock of SigmaTron, SigmaTron shall give notice to Kidde of such pending event. Upon occurrence of such pending event, Kidde may at its option terminate this Agreement upon 30 days written notice.

         15.      PROJECT MANAGERS:

                  Each party shall appoint an individual to act as its project manager for this Agreement. Each project manager shall be primarily responsible for technical and service liaison with the other party for all elements of this business relationship. Initially, Kidde appoints Robert J. Strople as its project manager and SigmaTron appoints Gary R. Fairhead as its project manager. Each party shall have the right to change its project manager at any time by written notice sent to the other party.

         16.      PROPRIETARY RIGHTS:

                  (a) The parties acknowledge that the design and specifications of CO Detectors, the know-how associated with the components of CO Detectors and all of Kidde customer lists are proprietary to Kidde. Nothing in this Agreement shall be construed as granting to

                           SigmaTron or conferring on SigmaTron any rights by license or otherwise to Kidde patents, trademarks, copyrights or other proprietary rights except as necessary for SigmaTron to perform its obligations under this Agreement or exercise its right to sell finished CO Detectors under Section 13(c) of this Agreement.

                  (b)      (i)      Kidde shall, at its own expense, defend,
                                    indemnify and hold SigmaTron harmless from any loss, liability or expense (including court costs and attorney's fees) resulting from any actual or alleged infringement or other violation of any patent, trademark, copyright or other proprietary right of any third party to the extent that such infringement is based on SigmaTron's production for Kidde of CO Detectors in accordance with specifications provided by
                                    Kidde to SigmaTron under this Agreement.

                           (ii) If Kidde is not able to procure from the person or persons claiming infringement the right for SigmaTron to continue production of the affected CO Detectors on such terms as are mutually acceptable by the parties, Kidde shall purchase from SigmaTron each of the following that results from the inability of SigmaTron to use the infringing goods (all such inventory of CO Detectors, components, materials or supplies, whether in stock (including Safety Stock), subject to orders not cancelable by SigmaTron without penalty, or not otherwise useable by SigmaTron in the ordinary course of its business is herein called "Infringing Obsolete Inventory"):

                                    (a)      all Infringing Obsolete Inventory
                                             to the extent that it would have
                                             been used by SigmaTron to fill
                                             orders to be Delivered for the
                                             current month and during the Firm
                                             Order Period beginning as of the
                                             first day of the month following
                                             the date on which SigmaTron was
                                             required to cease production of the
                                             infringing product;

                                    (b)      all Infringing Obsolete Inventory
                                             for orders beyond the Firm Order
                                             Period that were purchased by
                                             SigmaTron with Kidde's written
                                             approval; and

                                    (c)      all Safety Stock that becomes
                                             Infringing Obsolete Inventory.

                           (iii) Kidde shall purchase Infringing Obsolete Inventory from SigmaTron as follows:

                                    (a)      Kidde shall pay SigmaTron the Price
                                             for:

                                             1.    all finished CO Detectors
                                                   scheduled to be Delivered
                                                   for the current month and
                                                   during the first two months
                                                   of the Firm Order Period
                                                   beginning as of the first
                                                   day of the month following
                                                   the date on which SigmaTron
                                                   was required to cease
                                                   production of the infringing
                                                   product; and

                                             2.    all finished CO Detectors
                                                   held as Safety Stock.

                                    (b)      Kidde shall pay SigmaTron 108% of
                                             the current Bill of Materials Cost
                                             for:

                                             1.    110% of all finished CO
                                                   Detectors scheduled to be
                                                   Delivered during the third
                                                   month of said Firm Order
                                                   Period;

                                             2.    all raw material CO Detector
                                                   kits held as Safety Stock;
                                                   and

                                             3.    all Infringing Obsolete
                                                   Inventory for orders beyond
                                                   the Firm Order Period
                                                   purchased with Kidde's
                                                   written approval.

                           (iv) SigmaTron shall invoice Kidde for Infringing Obsolete Inventory within 15 days after notification to Kidde of its exposure or as soon thereafter as practicable.

                  (c) Kidde represents to SigmaTron that Kidde has received no notice of any claim and is aware of no threatened claim that any CO Detector infringes or violates any patent, trademark, copyright or other proprietary right of any third party. Kidde agrees that they shall immediately notify SigmaTron when Kidde has knowledge that such claim or threatened claim has been asserted with respect to any CO Detector manufactured by SigmaTron.

         17.      MISCELLANEOUS:

                  (a) Effect of Headings: The headings contained in this Agreement are to facilitate reference only, do not form a part of this Agreement and shall not in any way affect the construction of interpretation hereof.

                  (b) Non-waiver: The failure of either party to enforce or exercise any provision, right or option under this Agreement shall not prejudice any other right which that party may otherwise have under this Agreement, at law or in equity.

                  (c) Notices: Any notice, request, instruction, invoice or other document required or permitted to be given hereunder shall be in writing and addressed as follows (or to such different address as has been set forth in a notice to the other party):

                                      SigmaTron International, Inc.
                                      2201 Landmeier Road
                                      Elk Grove Village, IL 60007
                                      Facsimile: 847/956-8082
                                      Attn:  Gary R. Fairhead, President

                                      With a copy to:

                                      Henry J. Underwood, Jr.
                                      Defrees & Fiske
                                      200 South Michigan Avenue
                                      Suite 1100
                                      Chicago, IL  60604
                                      Facsimile:  312/939-5617

                                      Robert J. Strople
                                      Vice President of Global Operations
                                      Walter Kidde Portable Equipment, Inc.
                                      1394  South Third Street
                                      Mebane, NC  27302
                                      Facsimile:  919/563-4582

                                      With a copy to:

                                      Mark Adcock
                                      Moore & Van Allen, PLLC
                                      Bank of America Corporate Center
                                      100 North Tryon Street, Floor 47
                                      Charlotte, NC  28202
                                      Facsimile:  704/331-1159

                           Notices so given shall be deemed delivered one business day after machine confirmation of facsimile transmission if sent via facsimile, or on the next business day if sent via recognized overnight courier, all fees prepaid.

                  (d) Release of Publicity: Neither party shall, without first securing the written consent of the other party hereto, advertise or release any publicity regarding the existence of this Agreement or its contents. As a public company, SigmaTron is required to give notice to the public of all of its material agreements and any changes thereto. Kidde acknowledges that this Agreement is material to SigmaTron and consents to the issuance of a press release announcing the execution of this Agreement. In addition, if SigmaTron is required by applicable regulatory requirements to announce publicly other aspects of its business relationship with Kidde or this Agreement, Kidde shall respond reasonably and promptly to SigmaTron's requests for approval of the content of announcements.

                  (e) Applicable Law: This Agreement and all matters connected with the performance hereof shall be construed, interpreted, applied, and governed in all respects according to the laws of the State of North Carolina notwithstanding any conflicts of law rules that may provide otherwise.

                  (f) Modification of Agreement: This Agreement, the Guaranty and the Side Agreement set forth the entire understanding and agreement between the parties on the subject matter hereof and merges and supersedes all previous communications, negotiations, warranties, representations, purchase orders and agreements, either oral or written, with respect to the subject matter hereof, including without limitation the 1996 Agreement, and no addition to or modification of this Agreement shall be binding on either party hereto unless reduced to writing and duly executed by the party to be charged.

                  (g) Severability: If any term or provision of this Agreement is found to be illegal or unenforceable then, notwithstanding such partial invalidity, the remaining portions of this Agreement shall remain in full force and effect.

                  (h)      Arbitration:

                           (i) Except as provided in subsection (ii), any dispute, controversy, difference or claim arising out of, relating to or in connection with this Agreement, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect by three arbitrators appointed in accordance with such rules. Each of the arbiters shall be a member of the Bar of the State of North Carolina, actively engaged in the practice of law, or retired judge from the Superior Court, Court of Appeals or Supreme Count of North

                                    Carolina. The arbiters shall have power to grant equitable remedies in addition to imposing monetary damages. The arbiters' award shall be final and binding. Judgment upon the award rendered by the arbiters may be entered in any court having jurisdiction thereof. The arbitration shall take place in Charlotte, North Carolina or such other place as the parties may agree. The arbitration shall include (x) a provision that the prevailing party in such arbitration shall recover its costs of the arbitration and reasonable attorney's fees from the other part, and (y) the amount of such costs and fees.

                           (ii) Notwithstanding subsection, (i) either party, if it believes that it is entitled to injunctive relief file a civil action in any court having jurisdiction seeking injunctive relief. Any claim or demand for monetary damages shall, however, be governed exclusively by the provisions for arbitration set forth in subsection (i).

                  (i) Independent Contractors: Each of Kidde and SigmaTron will perform its work under this Agreement as an independent contractor and not as an agent or employee of the other. Subject to the terms and conditions of this Agreement, each party shall at its sole discretion, choose the means to be employed and the manner of carrying out its obligations hereunder.

                  (j) Use of Standard Forms: Either party may use its standard purchase order or invoice forms during their course of their business relationship. However, the preprinted terms and conditions of such form shall not be binding upon the parties, their intention being that the terms and conditions of their business relationship shall be governed by this Agreement.

                  (k) Force Majeure: Neither party hereto will be liable for any failure to perform any obligation under this Agreement, or for delay in such performance, to the extent such failure to perform or delay is caused by circumstances beyond its reasonable control, including without limitation fire, storm, flood, earthquake, explosion, accident, war, rebellion, insurrection, sabotage, restrictions, labor disputes or shortages, transportation embargoes, delays in transportation, shortages of materials due to circumstances beyond reasonable control, shortages of fuels or power, acts of God, acts of any government or any agency thereof, and judicial action. Any suspension of performance by reason of this Section 17(k) will be limited to the period during which the cause of suspension exists and will apply only to the extent that the party whose performance is affected by such event uses reasonable efforts to minimize the effect of any failure to perform or to minimize the period of any delay. In the event of any such event excusing or delaying the performance of SigmaTron, Kidde shall be permitted to purchase CO Detectors from other sources of supply until thirty (30) days after Kidde's receipt of written notice from SigmaTron that the force majeure event no longer exists.

                  (l)      Non-Compete:

                           (i) In consideration of Kidde's covenants hereunder and so long as Kidde is not in default hereunder, including without limitation, in default of Kidde's obligation to pay, SigmaTron agrees (and agrees to cause any affiliate of SigmaTron) as follows:

                                    A.       during the Term, to manufacture any
                                             device that detects indoor levels
                                             of carbon monoxide gas exclusively
                                             for Kidde;

                                    B.       during the Term and for one year
                                             after either expiration of this
                                             Agreement by its own terms or early
                                             termination of this Agreement by
                                             Kidde in accordance with the
                                             provisions of Section 13(e) hereof,
                                             not to produce, manufacture,
                                             assemble or sell its own brand of
                                             carbon monoxide detector
                                             ("SigmaTron Detector");

                                    C.       during the Term and for two years
                                             after the termination of this
                                             Agreement by Kidde as a direct
                                             result of an unremedied event of
                                             default by SigmaTron hereunder, not
                                             to produce, manufacture, assemble
                                             or sell a SigmaTron Detector;

                                    D.       during the Term and for three
                                             months after either the expiration
                                             of this Agreement by its own terms
                                             or early termination of this
                                             Agreement by Kidde in accordance
                                             with the provisions of Section
                                             13(e) hereof, not to provide
                                             services as a contract manufacturer
                                             to any other person or entity for
                                             the production, manufacture,
                                             assembly or sale of any product
                                             that has as its primary purpose the
                                             detection of carbon monoxide levels
                                             ("Contract Manufacturing
                                             Services"); and

                                    E.       during the Term and for one year
                                             after the termination of this
                                             Agreement by Kidde as
                                             a direct result of an unremedied
                                             event of default by SigmaTron
                                             hereunder, not to provide Contract
                                             Manufacturing Services.

                           Notwithstanding the foregoing, SigmaTron shall be immediately released from its obligations under this subsection (i) if SigmaTron terminates this Agreement as a direct result of an unremedied event of default by Kidde.

                           (ii) Each of SigmaTron and Kidde agrees, for itself and its affiliates, that it will not solicit any employees of the other party or its affiliates for employment for a period of two years following any expiration or termination of this Agreement.

                           (iii) Each party agrees that the foregoing restrictions shall apply to any activity in any part of the world. Each party acknowledges that the manufacture and distribution of carbon monoxide detectors is a worldwide market and further acknowledges that the geographic scope, functional scope and duration of each of the foregoing restrictions are reasonable. In light of the fact that damages for a breach of any such restrictions might be difficult to ascertain, each party agrees that the non-breaching party shall be entitled to injunctive relief in the event of an unremedied breach by the other party of any of the foregoing restriction, in addition to whatever remedies at law may be available to the non-breaching party in connection with such breach.

                  (m) Consequential Damages: Neither party shall be liable to the other or any third party for loss of profits, or indirect, special, incidental, or consequential damages.

                  (n) Right of Set-Off: Each party is entitled to set off against amounts it may owe to the other party amounts owed to it by the other party in connection with this Agreement or any other agreement between them.

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement to be executed by their respective duly authorized officers effective as of the date first above written.



Walter Kidde Portable Equipment, Inc.      SigmaTron International, Inc.

By: /s/ Robert J. Strople                  By: /s/ Gary R. Fairhead
    --------------------------------           ---------------------------------


Name:  Robert J. Strople                   Name:  Gary R. Fairhead
Title:  Vice President of Global           Title:  President and Chief Executive
        Operations                                 Officer



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